UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material under §240.14a-12

Lifeway Foods, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

July 16, 2025

Dear Fellow Shareholder:

You may have received, or may in the near future receive, materials sent by Ludmila Smolyansky, Edward Smolyansky, Richard Beleutz, Cindy Curry, Michael Leydervuder, George Sent and Robert Whalen (collectively, the “Soliciting Group”) purporting to solicit shareholder consents with respect to Lifeway Foods, Inc. (“Lifeway” or the “Company”) to, among other matters, replace each director on the Company’s Board of Directors with the Soliciting Group’s selected individuals (such materials, the “Purported Consent Solicitation Materials”).

We are writing to notify you that the Soliciting Group’s purported consent solicitation is being conducted in violation of the requirements of Illinois corporate law and the Company’s organizational documents. The Soliciting Group purports to set a record date for its proposals, when it does not have a right to do so, and ignores the requirement that all shareholders entitled to vote on the proposed action receive proper notice of the proposed action prior to the taking of any action by written consent — and no such notice has been properly given.

Accordingly, shareholders are urged to disregard the Purported Consent Solicitation Materials and any other communications from the Soliciting Group that violate the law and our organizational documents. The Company wishes to make clear that the Purported Consent Solicitation Materials and any related materials, including consent cards, are legally deficient and should be immediately discarded by shareholders.

If you have any questions, please do not hesitate to contact our proxy solicitor:

51 West 52nd Street, 6th Floor

New York, NY 10019

Shareholders, Banks and Brokers

Call Toll Free: 877-325-6035

We thank you for your continued support and investment in Lifeway.

Sincerely,

The Board of Directors

www.lifewayfoods.com